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                                                                       Exhibit 5


                 [HELLER EHRMAN WHITE AND MCAULIFFE LLP LETTERHEAD]


July 11, 2002



Lipid Sciences, Inc.
7068 Koll Center Parkway, Suite 401
Pleasanton, California  94566

                           POST-EFFECTIVE AMENDMENT TO
                       REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have acted as counsel to Lipid Sciences, Inc., a Delaware corporation (the "Company"), in connection with the Post Effective Amendment No. 1 (the "Amendment") to the Registration Statements on Forms S-8 (Registration Nos. 333-88530 and 333-44017, the "Registration Statements"), which the Company proposes to file with the Securities and Exchange Commission on or about July 11, 2002, in connection with the reincorporation of Lipid Sciences, Inc., an Arizona corporation ("Lipid Arizona"), into the State of Delaware. The Amendment covers shares of Common Stock of the Company (the "Shares") reserved for issuance pursuant to the Lipid Sciences, Inc. 2001 Performance Equity Plan (the "2001 Plan"), the Lipid Sciences, Inc. 2000 Stock Option Plan (the "2000 Plan"), the New Mexico and Arizona Land Company 1997 Stock Incentive Plan (the "1997 Plan"), and individual Non-Qualified Stock Option Agreements with certain consultants and a director (collectively with the 2001 Plan, the 2000 Plan and the 1997 Plan, the "Plans"). The Company is assuming the Plans as part of the reincorporation.

         In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

         In rendering our opinion, we have examined the following records, documents and instruments:

         (a) The Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware as of June 19, 2002, and certified to us by an officer of the Company as being complete and in full force as of the date of this
                  opinion;
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[HELLER EHRMAN LOGO]                                        Lipid Sciences, Inc.
                                                                   July 11, 2002
                                                                          Page 2


         (b) The Bylaws of the Company certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion;

         (c) A Certificate of officers of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors and shareholders of the Company relating to the adoption of the Plans, and (ii) certifying as to certain factual matters;

         (d) A report of American Stock Transfer & Trust Company, the transfer agent of the Company, as to the number of shares of Common Stock outstanding as of July 8, 2002;

         (e)      The 2001 Plan;

         (f)      The 2000 Plan;

         (g)      The 1997 Plan;

         (h) The Form of the Company's Nonqualified Stock Option Agreement for Scientific Advisory Board Members;

         (i) Nonqualified Stock Option Agreement dated as of March 25, 2000 between the Company and Gary S. Roubin; and

         (j) Nonqualified Stock Option Agreement dated as of October 9, 2000 between the Company and Joe Markham.

         This opinion is limited to the federal laws of the United States of America and the general corporate laws of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

         Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Shares to be sold are issued in accordance with the terms of the applicable Plan, (ii) the full consideration stated in the applicable
Plan is paid for each Share, (iii) the per share consideration for each Share is greater than the par value per share of the Common Stock, and (iv) all applicable securities laws are complied with, it is our opinion that when issued and sold by the Company, after payment therefor in the manner provided in the applicable Plan and the Amendment, the Shares will be legally issued, fully paid and nonassessable.
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[HELLER EHRMAN LOGO]                                        Lipid Sciences, Inc.
                                                                   July 11, 2002
                                                                          Page 3


         This opinion is rendered to you in connection with the Amendment and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Amendment.

                                    Very truly yours,


                                    /s/ Heller Ehrman White & McAuliffe LLP